Exhibit (a)(5)(xiii)

SYCAMORE PARTNERS TO EXTEND OFFER TO ACQUIRE THE TALBOTS, INC.

New York, NY, July 16, 2012 – In connection with the previously announced merger agreement, Sycamore Partners today announced that TLB Merger Sub Inc. (an affiliate of Sycamore Partners) has extended the expiration of its tender offer to acquire all of the outstanding shares of common stock, and the associated stock purchase rights, of The Talbots, Inc. (NYSE: TLB) (the “Company”) for $2.75 per share, net to the seller in cash, without interest, and less any applicable withholding taxes, to 5:00 p.m., New York City time, on Friday, July 27, 2012, unless further extended.

The tender offer was previously scheduled to expire at Midnight, New York City time, on Friday, July 13, 2012.  All other terms and conditions of the tender offer remain unchanged.

The depository for the tender offer has advised that as of Midnight, New York City time, on July 13, 2012, 49,877,558 shares of common stock of the Company (including 6,372,344 shares subject to guaranteed delivery) had been tendered and not withdrawn pursuant to the offer.  The 49,877,558 tendered shares, together with the 6,999,316 shares of Company common stock owned by Sycamore Partners and its affiliates, represents approximately 80.9% of all issued and outstanding shares of the Company.

About Sycamore Partners

Sycamore Partners is a private equity firm based in New York specializing in consumer and retail investments. The founders of Sycamore have a long history of partnering with management teams to improve the operating profitability and strategic value of their businesses. They work with companies they believe have significant growth potential, particularly when given the capital and outside expertise they need to succeed. For more information, please visit http://www.sycamorepartners.com.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to purchase shares of the Company’s common stock is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related materials) that TLB Merger Sub Inc. (an affiliate of Sycamore Partners) initially filed with the Securities and Exchange Commission (the “SEC”) on June 15, 2012.  The Company initially filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on June 27, 2012.  Investors and security holders of the Company are urged to read these materials carefully in their entirety since they contain important information. Investors and security holders may obtain free copies of these materials and other documents filed by the Company and Sycamore Partners with the SEC at the website maintained by the SEC at http://www.sec.gov. Questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent, Phoenix Advisory Partners, 110 Wall Street, 27th Floor New York, New York 10005 or by calling toll-free at (877) 478-5038.

Forward-Looking Information

This communication contains forward-looking information. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “projected,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “intend,” “potential” or similar statements or variations of such terms. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements concerning the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, suppliers, sourcing agents and landlords; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC, including the risks and uncertainties included under “Risk Factors” and “Forward-looking Information” in Talbots’ Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as amended, and other periodic reports filed with the SEC which are incorporated herein, as well as the Tender Offer Statement on Schedule TO filed by an affiliate of Sycamore Partners and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company. The Company’s Annual Report on Form 10-K, as amended, and other periodic reports are available at the Investor Relations section of the Company’s Website at http://www.thetalbotsinc.com.

Contact:

For Sycamore Partners:
Michael Freitag or Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449